Exhibit 99.2

Arch Therapeutics’ AC5 Advanced Wound System Presented at the 2020 Symposium on Advanced Wound Care (SAWC) Fall

Clinical case reports and animal studies that were presented support the broad potential of AC5 Advanced Wound System in a range of complicated acute and chronic wounds

FRAMINGHAM, Mass., November 9, 2020 (GLOBE NEWSWIRE) -- Arch Therapeutics, Inc. (OTCQB:ARTH) (“Arch” or the “Company”), developer of novel self-assembling wound care and biosurgical devices, highlights a series of clinical case reports and animal studies presented in abstract and poster formats at the 2020 Symposium on Advanced Wound Care (SAWC) Fall, which took place from November 4-6, 2020. The conference was hosted online due to the pandemic.

Terrence W. Norchi, MD, President and CEO of Arch, said, “SAWC is a premier wound care conference. It presents an important opportunity to share the demonstrated clinical benefit associated with the use of our novel product, AC5 Advanced Wound System, with surgeons, wound care providers and other stakeholders.”

AC5® Advanced Wound System recently received marketing authorization by the US Food and Drug Administration and is now commercially available. A comparable product, AC5 Topical Hemostat, recently received a CE mark in Europe.

Daniel C. Wadsworth, VP of Dermal Sciences, said, “We are pleased that these reports support our view that AC5 Advanced Wound System may provide significant benefit with observations of improved wound bed preparation and healing, even in recalcitrant non-healing wounds. In light of the rising backlog of wounds and increased morbidity resulting from pandemic-associated lockdowns and reduced access to medical care, we believe that these presentations are particularly timely for clinicians searching for newer tools to help provide better care for their patients with wounds.”

The following clinical case reports, which examine the use of the product in patients by surgeons, were presented:

➢	Enabling Aggressive Surgical Debridement and Healing in a 10-year-old Decubitus Ulcer with a Novel Self-Assembling Peptide-based Advanced Wound Dressing (poster #CS-022)

o	Authors: Randall Wolcott, MD (Wound & Burn Specialist, Southwest Regional Wound Care Center),Terrence Norchi, MD and Daniel Wadsworth (Arch)

o	Conclusion: Concomitant use of debridement and the novel self-assembling peptide-based AC5 Advanced Wound System, which formed a clear conforming dressing over the wound surface, allowed for a more aggressive procedure with bleeding control in a low acuity clinic setting and without the need for thrombin or sutures. In addition, the nanofiber network appeared to cohesively seal the wound bed surface after debridement made the wound devoid of biofilm and senescent host cells. The resulting scaffold allowed for the adhesion, migration, and proliferation of healthy host cells and favorable wound healing outcomes.

➢	Healing of a Chronic Refractory Burn Wound with a Novel Self-Assembling Peptide-based Advanced Wound Dressing (poster #CS-026)

o	Authors: Randall Wolcott, MD (Wound & Burn Specialist, Southwest Regional Wound Care Center) and Kalpana Kamath, PhD (Arch)

o	Conclusion: The aggressive debridement made possible by the application of AC5 Advanced Wound System, the novel self-assembling peptide-based advanced dressing, facilitated the removal of the infected granulation tissue. This reduction in the wound bioburden likely helped address one of the major stimuli contributing to the chronicity and severity of these types of wounds. Subsequently, the advanced wound dressing appears to have not only enabled accelerated healing of this stalled refractory burn wound, but it also provided a marked improvement in the patient’s quality-of-life.

➢	Healing of a Complex Surgical Wound using a Novel Self-Assembling Peptide-based Advanced Wound Dressing (poster #CS-027)

o	Authors: Dan Kapp, MD (Chief of Surgery, Palm Beach Gardens Medical Center) and Terrence Norchi, MD (Arch)

o	Conclusion: AC5 Advanced Wound System, a novel self-assembling peptide-based advanced wound dressing, quickly restarted the previously stalled healing process in this complex surgical wound. The results indicate that the use of this dressing may obviate the need for continued costly treatments and procedures, thus reducing the total cost of lower extremity wound care, while improving patient’s quality of life.

The following animal studies were presented:

➢	Effects of a Self-Assembling Peptide on Second Degree Burn Progression and Healing in a Porcine Model (poster #LR-014)

o	Authors: Alexander Higa, Joel Gil, Michael Solis, Colin Simms and Stephen C. Davis (Dr. Phillip Frost Department of Dermatology and Cutaneous Surgery, University of Miami Miller School of Medicine, Miami, FL)

o	Conclusion: Overall, SAPH[1] treated wounds showed a reduction in thermal damage, as well an increase in the re-epithelialization rate. Interestingly, a lower total bacterial count was also seen with SAPH treatment. These preliminary results suggest that SAPH may have healing benefits when treating second degree burn wounds, however additional studies are needed to substantiate these findings.

1 AC5 Advanced Wound System in the USA; AC5 Topical Hemostat in the EU.

➢	Effects of a Self-Assembling Peptide on Full-Thickness Wound Healing in a Porcine Model (poster #LR-013)

o	Authors: Joel Gil, Michael Solis, Alexander Higa, Colin Simms, Jie Li and Stephen Davis (Dr. Phillip Frost Department of Dermatology & Cutaneous Surgery, University of Miami Miller School of Medicine, Miami, FL)

o	Conclusion: SAPH exhibited an increase in epithelialization and granulation tissue formation on day 8 as compared to all other treatment groups. SAPH was the only treatment application reaching full re-epithelialization by day 11. Wounds treated with Skin Substitute had lower granulation tissue formation on day 6 as compared to the other treatment groups. SAPH appears to be a promising easy to apply treatment for enhancing wound healing; additional studies are needed to validate these findings.

About Arch Therapeutics, Inc.

Arch Therapeutics, Inc. is a biotechnology company developing a novel approach to stop bleeding (hemostasis), control leaking (sealant) and manage wounds during surgery, trauma and interventional care. Arch is developing products based on an innovative self-assembling barrier technology platform with the goal of making care faster and safer for patients. Arch's products authorized for commercial marketing are AC5® Advanced Wound System and AC5® Topical Hemostat.2 Arch's development stage product candidates include AC5-G™, AC5-V® and AC5® Surgical Hemostat, among others.3,4

About The Symposium on Advanced Wound Care

The Symposium on Advanced Wound Care features exciting new cutting-edge topics led by the most dynamic and influential educators in wound healing to further move the wound care community forward, and create a dynamic and unified voice to support our shared mission – improving patient care.

About HMP

HMP is the force behind Healthcare Made Practical – and is a multichannel leader in health care events and education, with a mission to improve patient care. The company produces accredited medical education events and clinically relevant, evidence-based content for the global health care community across a range of therapeutic areas. Its brands include Consultant360, the year-round, award-winning platform relied upon by primary care providers and other specialists; Psych Congress, the largest independent mental health meeting in the U.S.; EMS World Expo, North America’s largest EMT and paramedic event; and the Symposium on Advanced Wound Care (SAWC), the largest wound care meeting in the world. For more information, visit hmpglobal.com.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, references to novel technologies and methods, our business and product development plans and projections, or market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company, our ability to retain important members of our management team and attract other qualified personnel, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, our ability to obtain required regulatory approvals, our ability to produce commercial quantities of our products within projected timeframes, our ability to develop and commercialize products based on our technology platform, and market conditions. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.

2 AC5 Advanced Wound System and AC5 Topical Hemostat have received regulatory authorization for commercial marketing as medical devices in the USA and EU, respectively

3 AC5-G, AC5-V, and AC5 Surgical Hemostat are currently investigational devices limited by law to investigational use.

4 AC5, AC5-G, AC5-V and associated logos are trademarks and/or registered trademarks of Arch Therapeutics, Inc. and/or its subsidiaries.

Source: Arch Therapeutics, Inc.

Contact

ARTH Investor Relations

Toll Free: +1-855-340-ARTH (2784) (US and Canada)

Email: investors@archtherapeutics.com

Website: www.archtherapeutics.com

or

Richard Davis

Chief Financial Officer

Arch Therapeutics, Inc.

Phone: 617-431-2308

Email: rdavis@archtherapeutics.com

Website: www.archtherapeutics.com